SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported) May 5, 2004

                              SITI-Sites.com, Inc.
             (Exact name of registrant as specified in its charter)

Delaware                            0-15596                    75-1940923
(State or other jurisdiction        (Commission              IRS Employer
of incorporation or organization)   File Number)             Identification No.)


                   47 Beech Road, Englewood, New Jersey 07631
               (Address of principal executive offices) (Zip Code)

               111 Lake Avenue, Suite #7, Tuckahoe, New York 10707
                 (Address of Chief Financial Officer) (Zip Code)

Registrant's telephone number, including area code (212) 925-1181

          (Former name or former address, if changed since last report)

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF REGISTRANT

         Robert Ingenito has resigned from the Board of Directors of Siti-sites.com, Inc ( the "Company" or "SITI" ), effective as of May 5, 2004. He stated that his resignation was due to other commitments, and that he felt he could not devote the proper amount of time needed for the activities of SITI. His services to the Company over the past five years were substantial, and the remaining officers and directors expressed their gratitude for his commitment and his efforts. The two remaining members of the Board have elected Toni Ann Tantillo as a Director of the Company. Ms. Tantillo is a Certified Public Accountant in New York, and has been effectively handling accounting, regulatory filings and other business matters for the Company for the past eight years. She has been its Chief Financial Officer since 1999; is also its Vice-President, Secretary and Treasurer; and she worked as an independent consultant to SITI after its change of control in December, 1998. She was also the controller of SITI from 1995 to December, 1998 under its prior management. Ms. Tantillo age 37 has conducted her own private accounting practice since 1998. Her client base and experience includes an international public relations firm, an importer/exporter of steel, a publication firm and many small businesses.

         In connection with her services as a Director, Ms. Tantillo is purchasing 100,000 shares of SITI common stock at $.03 per share, its current trading price, payable over ten months.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 17, 2004


                                         SITI-Sites.com, Inc.

                                         By  /s/ Lawrence M. Powers
                                             ----------------------------------
                                             Lawrence M. Powers
                                             Chief Executive Officer and
                                             Chairman of the Board of Directors